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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                               MAXTOR CORPORATION
             (Exact name of registrant as specified in its charter)


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
                DELAWARE                                 77-0123732
        (State of incorporation)            (I.R.S. Employer Identification No.)


          510 COTTONWOOD DRIVE
          MILPITAS, CALIFORNIA                             95035
(Address of principal executive offices)                 (Zip Code)
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

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
          Title of each class                  Name of each exchange on which
          to be so registered                  each class is to be registered

     Common Stock, par value $0.01                 New York Stock Exchange
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                 Not Applicable


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Item 1. Description of Registrant's Securities to be Registered

Common Stock.

     The capital stock of Maxtor Corporation (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's common stock, $0.01 par value (the "Common Stock"). Each share of Common Stock entitles the holder to one vote in the election of directors and all other matters submitted to a vote of the Company's stockholders. The holders of Common Stock have no right to cumulate their votes in the election of directors. Each share of Common Stock has the right to receive dividends on a pro-rata basis from the Company's assets legally available for dividends when, as and if declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock and Preferred Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock. Holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable.

     The number of directors of the Company as elected by the holders of Common Stock shall be fixed from time to time exclusively by the board of directors. Prior to the annual meeting of stockholders to be held in 2004, the directors shall be divided into three classes, which need not be equal in number, the size of each class to be fixed exclusively by the board of directors. From and after the annual meeting of stockholders to be held in 2004, the classes shall be as nearly equal in number as reasonably possible as determined exclusively by the board of directors. Each director shall be elected to a three-year term.

     For a further description of the Registrant's Common Stock, see the information contained in "Description of Capital Stock" in the Registrant's Registration Statement on Form S-1 (Registration No. 333-56099), filed with the Securities and Exchange Commission on June 5, 1998, which description is hereby incorporated by reference.

Item 2. Exhibits

     The following exhibits are filed as part of this Registration Statement:

     1 Restated Certificate of Incorporation of Registrant dated as of April 2, 2001.

     2    Amended and Restated Bylaws of Registrant incorporated by reference to
          Exhibit 3.4 of the Registrant's Form 10-K filed on March 30, 2001.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        MAXTOR CORPORATION



Date: April 11, 2001                    By: /s/ Glenn H. Stevens
                                           -------------------------------------
                                           Glenn H. Stevens
                                           Vice President, General Counsel
                                           And Secretary


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                                  EXHIBIT INDEX

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
Exhibit
Number                                      Exhibit
-------                                     -------
   1           Restated Certificate of Incorporation dated as of April 2, 2001.

   2 Amended and Restated Bylaws of Registrant incorporated by reference to Exhibit 3.4 of the Registrant's Form 10-K filed on March 30, 2001.
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